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RP FINANCIAL, LC.
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Financial Services Industry Consultants



                                                      November 7, 2003



Boards of Directors
K-Fed Mutual Holding Company
K-Fed Bancorp
Kaiser Federal Bank
1359 North Grand Avenue, Suite 200
Covina, California  91724

Re:  Plan of Stock Issuance
     K-Fed Mutual Holding Company
     K-Fed Bancorp
     Kaiser Federal Bank

Members of the Board:

     All capitalized terms not otherwise defined in this letter have the meanings given such terms in the Plan of Stock Issuance (the "Plan") adopted by the Board of Directors of K-Fed Mutual Holding Company (the "MHC"), K-Fed Bancorp (the "Company"), and Kaiser Federal Bank (the "Bank"). Pursuant to the Plan, the Company will sell a minority interest in its common stock to the public while K-Fed Mutual Holding Company will retain a majority ownership interest.

     We understand that in accordance with the Plan, subscription rights to purchase shares of common stock in the Company are to be issued to: (1) Eligible Account Holders; (2) the Tax-Qualified Employee Stock Benefit Plans; (3) Supplemental Eligible Account Holders; and (4) Other Members. If the above persons do not subscribe for all of the shares offered, the Company will offer the remaining shares to the general public.

     Based solely upon our observation that the subscription rights will be available to such parties without cost, will be legally non-transferable and of short duration, and will afford such parties the right only to purchase shares of common stock at the same price as will be paid by members of the general public in the community offering, but without undertaking any independent investigation of state or federal law or the position of the Internal Revenue Service with respect to this issue, we are of the belief that, as a factual matter:

     (1)  the subscription rights will have no ascertainable market value; and,

     (2) the price at which the subscription rights are exercisable will not be more or less than the pro forma market value of the shares upon issuance.


     Changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the Company's value alone. Accordingly, no assurance can be given that persons who subscribe to shares of common stock in the subscription offering will thereafter be able to buy or sell such shares at the same price paid in the subscription offering.

                                                 Sincerely,

                                                 /s/ RP FINANICAL, LC.

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WASHINGTON HEADQUARTERS
Rosslyn Center                                         Telephone: (703) 528-1700
1700 North Moore Street, Suite 2210                       Fax No. (703) 528-1788
Arlington, VA 22203                                 E-Mail: mail@rpfinancial.com

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RP FINANCIAL, LC.
BOARD OF DIRECTORS
NOVEMBER 7, 2003
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                                                RP FINANCIAL, LC.